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                                SECOND AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


     SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT dated December 11, 1995 ("Second Amendment") by and between CENTRAL MASSACHUSETTS HEALTH CARE, INC., a not-for-profit corporation organized under the laws of the Commonwealth of Massachusetts with a principal address at 100 Front Street, Suite 300, Worcester, Massachusetts 01608 (the "Seller") and HEALTHSOURCE MASSACHUSETTS, INC., a corporation organized under the laws of the Commonwealth of Massachusetts with a principal office at c/o Healthsource, Inc., Two College Park Drive, Hooksett, New Hampshire 03106 (the "Buyer").

     WHEREAS, Seller and Buyer entered into a certain Asset Purchase Agreement dated April 10, 1995 and amended by the First Amendment to Asset Purchase Agreement dated November 9, 1995 ("First Amendment") (hereinafter such Asset Purchase Agreement and First Amendment, shall be collectively referred to as the "Agreement") with respect to the sale by Seller to Buyer of certain of the assets of Seller to Buyer as more specifically defined in the Agreement; and

     WHEREAS, Seller and Buyer desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the mutual provisions herein set forth, and subject to the terms and conditions hereof, the parties agree as follows:

     1. SUCCESSORS TO SELLER/TRANSFER OF PURCHASE PRICE. Seller and Buyer agree that SECTIONS 7 AND 8 of the First Amendment shall be deleted in their entirety and the following is hereby agreed upon: Seller and Buyer agree and acknowledge that after Closing of the transactions contemplated in the Agreement, Seller shall not under any circumstances transfer any of its assets or capital (including without limitation the Purchase Price paid by Buyer), for a period of not less than one (1) year from the Closing Date, and after such period Seller may only transfer some or all of the Seller's assets or capital (including the Purchase Price paid by Buyer)

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to a charitable foundation to be established by Seller or to another appropriate charitable successor to Seller upon terms and approved in advance by the Attorney General of the Commonwealth of Massachusetts ("Attorney General"). Prior to and as a condition precedent to any such transfer, EITHER:
(i) any such foundation or successor of Seller shall have (a) specifically assumed in a writing acceptable to Buyer all rights and obligations of Seller (including without limitation indemnification obligations, duties, covenants, liabilities not assumed by Buyer and other liabilities) pursuant to the Agreement and this Second Amendment and other agreements referred to herein or delivered by or on behalf of Seller at Closing (including without limitation joining in the Non-Competition Agreement referred to in SECTION 10.13 and in the form of EXHIBIT D of the Agreement), and (b) given reasonable assurance to Buyer in a writing acceptable to Buyer that transfer of any material part of such foundation's or successor's assets or capital (including the Purchase Price) will not occur; OR (ii) Seller shall have procured and paid for insurance covering the above-mentioned obligations and liabilities of Seller in a form and amount and from an insurer acceptable to Buyer. In addition to all other rights and remedies of Buyer for breach of this SECTION 1, and notwithstanding anything to the contrary, if any, contained in the Agreement, Buyer shall be entitled to preliminary and permanent injunctive relief restraining Seller from doing or continuing to do any act in violation of this
SECTION 1 and ordering Seller to cause its successor to assume fully the obligations of Seller pursuant to the Agreement and this Amendment as required in this SECTION 1 without showing or proving any actual damage sustained by Buyer, it being acknowledged and agreed by the parties that a breach of this
SECTION 1 by Seller will cause irreparable injury to Buyer for which money damages will not provide a total and adequate remedy. As a condition to Closing Seller shall have received and delivered to Buyer a written order of a court of competent jurisdiction in a form acceptable to Buyer approving the transactions contemplated in and the provisions of the Agreement and this Second Amendment.

     2. SPECIAL INDEMNIFICATION: Seller hereby indemnifies and holds Buyer harmless from any and all loss, damage, claims, actions, suits, proceedings or expenses (including without

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limitation legal, accounting and other expenses) relating to any challenge by any party to the transactions contemplated in the Agreement, as amended (the "Transaction"), either before or at any time after Closing. Buyer shall also have the right to rescind entirely the Transaction either before or after Closing in the event any final non-appealable order of a court of competent jurisdiction or other regulatory authority orders a material change in the terms of the Transaction or requires any change in the Purchase Price to be paid by Buyer.

     3. SECTION 4 of the First Amendment is deleted in its entirety and replaced with the following:

          "1995 ACCOUNTING: In addition to deducting the Physician Withholds (as defined in SECTION 5 below) from Seller's "Risk Fund" line item of the Estimated and Final Balance Sheets as required in SECTION 4.01 of the Agreement, for all purposes in preparation of Seller's 1995 financial statements (and for any interim period during 1995 as required by SECTION 10.09 of the Agreement) and for purposes of preparation of the Estimated Balance Sheet and the Final Balance Sheet, a liability to participating physicians for return of 1995 Physician Withholds (as defined in SECTION 5 below) in the amount of $3.2 million shall be recorded as a liability of Seller on the aforementioned 1995 financial statements, Estimated Balance Sheet and Final Balance Sheet. Recording of this liability shall have the effect of reducing the tangible net worth of Seller by $3.2 million and shall cause a corresponding $3.2 million reduction in the purchase price to be paid by Buyer."

     4. SECTION 5 of the First Amendment is deleted in its entirety and replaced with the following:

          "PHYSICIAN WITHHOLD AND FEE DISTRIBUTION: Seller and Buyer agree that SECTION 2.09 of the Agreement is hereby amended to read as follows:

          'Seller has paid the fees withheld from its participating physicians for the calendar year 1994 (the "Physician Withholds") in the amount of $5,825,000 to its participating physicians and shall provide Buyer with proof of such payments at Closing. After

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           Closing, Buyer shall pay to participating physicians of Seller
           ("Physicians") $3.2 million of the amount withheld (or to be withheld) from Physicians for the calendar year 1995 (such $3.2 million amount is referred to as the "1995 Physician Withholds"). Seller and Buyer agree that the definition of all "Assets" of Seller to be conveyed to Buyer shall include all cash and Acceptable Financial Assets (as defined in SECTION 2.06 of the Agreement) of Seller including but not limited to cash and investment assets sufficient to pay the $3.2 million 1995 Physician Withholds. Buyer shall provide Seller with proof of payment of the $3.2 million 1995 Physician Withholds promptly after such amounts are paid. Buyer shall assume no liability whatsoever for the payment of physician withholds for any period before the calendar year 1995, the Physician Withholds, or for payment of any amounts to physicians beyond the $3.2 million 1995 Physician Withholds.'"

     5. TERMINATION: The termination date as stated in SECTION 18, Part (ii) and (iii) of the Agreement and in SECTION 9 of the First Amendment is hereby changed to February 28, 1996.

     6. EFFECT OF AMENDMENT: Except as otherwise amended by this Second Amendment, all terms, conditions and provisions of the Agreement shall remain unchanged and continue to be effective and binding upon the parties hereto.

     7. NO WAIVERS: Seller and Buyer agree that any actions taken in anticipation of or in connection with the Closing, and the execution of this Second Amendment will in no way be considered as a waiver or modification of any of the terms of the Asset Purchase Agreement or other material agreements executed by the parties or any rights of the parties pursuant thereto, except as otherwise set forth in this Second Amendment.

     8. TERMS OF AGREEMENT: Except as specifically amended in this Second Amendment, all terms and provisions of the Agreement shall remain unchanged and continue to be effective and binding upon the parties hereto.

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